Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION ANNOUNCES 2005 NINE MONTH EARNINGS OF $0.13

PER SHARE ON REVENUES OF $61.2 MILLION
Fort Worth, Texas, November 9, 2005 — Virbac Corporation (PK: VBAC), a leading provider of veterinary products, today announced its earnings for the three and nine months ended September 30, 2005. Virbac reported net income of $0.6 million on revenues of $20.1 million for the three months ended September 30, 2005 as compared to net income of $0.4 million on revenues of $19.5 million in the same year ago period. Diluted earnings per share were $0.03 for the three months ended September 30, 2005 as compared to diluted earnings per share of $0.02 for the same year ago period.
Virbac reported net income of $3.0 million on revenues of $61.2 million for the nine months ended September 30, 2005 as compared to net income of $0.6 million on revenues of $59.2 million in the same year ago period. Diluted earnings per share were $0.13 for the nine months ended September 30, 2005 as compared to diluted earnings per share of $0.03 for the year ago period.
Results for the three and nine months ended September 30, 2005 include a $0.8 million non-cash intangible asset impairment charge for a certain product right obtained in connection with the acquisition of Delmarva Laboratories, Inc. The Company reached the conclusion that this product right was permanently impaired following a comprehensive evaluation of a change in market conditions due to competition and an assessment of the Company’s ability to counter the new market conditions. The Company has contingent payment obligations recorded on its Balance Sheet totaling $0.5 million associated with this product right. Such amounts are to be paid upon the achievement of certain performance thresholds. The Company does not expect that the performance thresholds will be achieved and therefore does not anticipate that the contingent consideration will have to be paid.

“Our IVERHART® Plus sales continue to be strong and we are seeing increased sales of our dental products in both our Veterinary and Consumer Brand segments.” said Dr. Erik Martinez, President and Chief Executive Officer. “Additionally, our gross profit margins continue to improve as we focus our sales efforts on our high margin products,” continued Dr. Martinez. “We remain committed to the continued growth and investment in our business. We are disappointed with the intangible asset impairment charge; however the other currently commercialized product rights obtained in connection with the Delmarva acquisition are performing very well.”
As more fully described in Virbac’s Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2005, Virbac’s operating expenses during 2004 and the first half of 2005 have been unusually high as a result of increased legal and accounting fees associated with the restatement and associated audits of Virbac’s historical financial statements, related litigation and the Securities and Exchange Commission investigation. Operating results for the three months ended September 30, 2005 and 2004 include $0.1 and $1.1 million, respectively of costs related to these matters. Operating results for the nine months ended September 30, 2005 and 2004 include $2.2 million and $4.4 million, respectively of costs related to these issues. These expenses are non-recurring in nature and have substantially subsided in the second half of 2005 as the Company has substantially resolved the aforementioned matters.
“We are pleased with our 2005 operating results through September,” said Jean Nelson, Executive Vice-President and Chief Financial Officer. “Since December 31, 2003, we have reduced net borrowings by nearly $12.0 million largely as a result of Virbac’s strong financial performance,” continued Ms. Nelson. “As we complete the resolution of the few remaining issues that have challenged the Company over the past two years, we expect to see continued improved financial performance balanced with increased investments in our business. We have begun to evaluate the NASDAQ market exchange relisting requirements and once we have determined that we are able to meet the requirements, we hope to complete the process as quickly as possible.”
The following represents a brief summary of Virbac’s operating results for the three and nine months ended September 30, 2005:
For the three months ended September 30, 2005:
•	Income per diluted share was $0.03 per share compared to $0.02 per share for the year ago quarter.
•	Revenues were $20.1 million compared to $19.5 million for the year ago quarter.
•	Gross margins were 47 percent compared to 45 percent for the year ago quarter.
•	Operating expenses were $8.0 million as compared to $7.9 million in the year ago quarter.
•	Operating income was up to $1.5 million compared to $1.0 million in the year ago quarter.
For the nine months ended September 30, 2005:
•	Income per diluted share was $0.13 per share compared to income per diluted share of $0.03 for the year ago period.
•	Revenues were $61.2 million compared to $59.2 million for the year ago period.
•	Gross margins were 48 percent compared to 44 percent for the year ago period.

•	Operating expenses were $23.5 million as compared to $23.8 million in the year ago period.
•	Operating income was up to $5.7 million compared to $2.0 million in the year ago period.
A complete copy of Virbac’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 is available on the Company’s web site at www.virbaccorp.com and www.sec.gov. when filed.
About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, markets leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® Plus Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
Forward — Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding our ability to comply with financial and other covenants required under our credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2005	2004
Revenues	$20,073	$19,515
Cost of goods sold	10,609	10,700

Gross profit	9,464	8,815

Operating expenses:
Sales and marketing	3,886	3,411
Impairment of intangible assets	800	14
General and administrative	1,946	2,963
Research and development	707	840
Warehouse and distribution	615	629

Total operating expenses	7,954	7,857

Income from operations	1,510	958

Interest expense	(339)	(361)

Income before income taxes	1,171	597
Income tax expense	(559)	(165)

Net income (loss)	$612	$432

Basic income (loss) per share	$0.03	$0.02

Basic shares outstanding	22,330	22,307

Diluted income (loss) per share	$0.03	$0.02

Diluted shares outstanding	22,683	22,745

VIRBAC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Nine Months Ended September 30,
	2005	2004
Revenues	$61,206	$59,199
Cost of goods sold	31,958	33,443

Gross profit	29,248	25,756

Operating expenses:
Sales and marketing	11,262	10,308
Impairment of intangible assets	802	45
General and administrative	7,291	9,209
Research and development	2,392	2,420
Warehouse and distribution	1,761	1,798

Total operating expenses	23,508	23,780

Income from operations	5,740	1,976

Interest expense	(1,172)	(1,149)
Other income	4	32

Income before income taxes	4,572	859
Income tax expense	(1,528)	(260)

Net income	$3,044	$599

Basic income per share	$0.14	$0.03

Basic shares outstanding	22,326	22,284

Diluted income per share	$0.13	$0.03

Diluted shares outstanding	22,702	22,759

VIRBAC CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$2,880	$3,717
Accounts receivable	7,580	6,687
Inventories	11,931	10,942
Prepaid expenses and other current assets	1,375	1,855

Total current assets	23,766	23,201
Property, plant and equipment, net	12,199	12,377
Goodwill, net	4,120	5,006
Intangibles and other assets, net	19,019	20,472

Total assets	$59,104	$61,056

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit and notes payable	$9,510	$13,004
Accounts payable	4,069	3,382
Sales related and product replacement reserves	2,622	2,236
Income taxes payable	344	—
Accrued expenses and checks outstanding	6,997	7,266

Total current liabilities	23,542	25,888
Notes payable	7,015	9,003
Unearned product license fees	5,826	6,299
Liability related to contingent consideration	1,923	2,173

Total liabilities	38,306	43,363
Shareholders’ equity	20,798	17,693

Total liabilities and shareholders’ equity	$59,104	$61,056

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